Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PC Connection, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	400,000(2)	$64.22(3)	$25,686,000(3)	0.0001531	$3,932.53
Equity	Common Stock, $0.01 par value per share	Other	50,000(4)	$61.00(5)	$3,050,000(5)	0.0001531	$466.96
Total Offering Amounts					$28,736,000		$4,399.49
Total Fee Offsets							$0
Net Fee Due							$4,399.49

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of 400,000 shares issuable under the PC Connection, Inc. 2020 Stock Incentive Plan, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s Common Stock, $0.01 par value per share, as reported on the Nasdaq Global Select Market on July 28, 2025.
(4)	Consists of 50,000 shares issuable under the PC Connection, Inc. Amended and Restated 1997 Employee Stock Purchase Plan, as amended (the “ESPP”).
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s Common Stock, $0.01 par value per share, as reported on the Nasdaq Global Select Market on July 28, 2025, multiplied by 95%, which is the percentage of the trading price per share applicable to purchasers under the ESPP.